UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2017
Date of Report
(Date of earliest event reported)

The RMR Group Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	8742	47-4122583
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458-1634
(Address of principal executive offices, including zip code)

(617) 796-8230
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the term “the Company” refers to The RMR Group Inc.

Item 8.01.  Other Events.

As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 8, 2016, the death of Mr. Frederick N. Zeytoonjian, one of the Company’s Independent Directors, reduced the number of Directors then serving on the Company’s Audit Committee to two. As a result, the Company became noncompliant with Rule 5605(c)(2) of the listing rules of The NASDAQ Stock Market LLC (“Nasdaq”). That rule requires that the audit committee of a Nasdaq-listed company have at least three members, each meeting independence and certain other criteria. On July 8, 2016, the Company received notice of the noncompliance from Nasdaq advising that, in accordance with Nasdaq Listing Rule 5605(c)(4), the Company was entitled to a cure period until the earlier of the Company’s next annual shareholders’ meeting or June 24, 2017, to regain compliance.

On March 29, 2017, the Company held its 2017 annual meeting of shareholders. At that meeting, Rosen Plevneliev was elected to the Company’s Board of Directors. That same day, following Mr. Plevneliev’s election, the Company’s Board of Directors appointed him to the Company’s Audit Committee, thereby increasing the number of directors meeting the applicable Audit Committee independence requirements to three. On April 3, 2017, the Company received notice from Nasdaq that the Company is in compliance with Rule 5605(c)(2) as a result of Mr. Plevneliev’s election as Director and appointment to the Audit Committee. A copy of the April 3, 2017 Nasdaq notice is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Letter of Compliance with Listing Rule 5605 from The NASDAQ Stock Market LLC, dated April 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RMR GROUP INC.

Date: April 7, 2017	By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Chief Financial Officer and Treasurer